Exhibit 10.19

March 29, 2021

Mr. Jack Allen

Dear Jack:

This letter agreement amends and restates the employment agreement between you and Proterra Inc. (the “Company”), dated March 16, 2020, (the “Prior Agreement”) effective March 1, 2021.

You will continue to work in the role of Chief Executive Officer, reporting to the Company’s Board of Directors.

1. Cash Compensation. In this position, the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

2. Board Membership. During your appointment as Chief Executive Officer, you will serve as a member of the Board, subject to any required Board and/or stockholder approval.

3. Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Termination Benefits. You will continue to be eligible to receive certain change in control and severance payments and benefits under the Severance Agreement by and between you and the Company, dated March 16, 2020 (the “Severance Agreement”), attached to this offer letter as

Exhibit A, for as long as you serve as the Chief Executive Officer.

5. Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Employee Invention Assignment and Confidentiality Agreements by and between you and the Company.

6. No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

7. Outside Activities. While you render services to the Company, you agree that you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. While rendering services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; however, it is understood that you may ((i) serve as an outside non-employee director of up to one (1) for-profit entity; (ii) continue to serve on the Board of the Milwaukee School of Engineering’s Board of Regents and the Lurie Children’s Hospital of Chicago, and on the advisory board of Generation Investment Management and (iii) engage in charitable and community activities, provided that such activities do not compete directly or indirectly with the actual or potential business of the Company and/or interfere with the performance of your duties hereunder.

8. General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

9. At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

10. Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

11. Section 409A. It is intended that all of the severance benefits and other payments payable under this letter agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this letter agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon your “separation from service” from the Company (within the meaning of Section 409A).

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This letter agreement supersedes and replaces any prior understandings or agreements, whether oral,

written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement), including, without limitation, the Prior Agreement. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Very truly yours,

PROTERRA INC.

/s/ Kelly Scheib

By [NAME]: Kelly Scheib

[TITLE]: Vice President of Human Resources

ACCEPTED AND AGREED:

Jack Allen

Signature:_/s/ Jack Allen___

Date: 3/29/2021

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